EXHIBIT 23.4

CONSENT OF ERNST & YOUNG LLP

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) in the related Prospectus of the First Advantage Corporation and to the incorporation by reference of our report dated April 25, 2003 (except third paragraph of Note 5, as to which the date is May 29, 2003) with respect to the financial statements for the year ended December 31, 2002 of Realeum, Incorporated included in First Advantage Corporation’s amended Form 8-K/A filed with the Securities and Exchange Commission on July 2, 2004.

/s/ Ernst & Young LLP

McLean, Virginia

July 14, 2004